Exhibit 99.4

CASE NEW HOLLAND INC.

Offer to Exchange

$1,500,000,000 7 7/8% Senior Notes due 2017

that have been registered under

the Securities Act of 1933, as amended

(CUSIP No. 147446AR9)

for

$1,500,000,000 7 7/8% Senior Notes due 2017

which have not been registered under the Securities Act of 1933, as amended

(CUSIP Nos. U14693AG7, 147446AQ1)

                    , 2011

To Our Clients:

Enclosed for your consideration are the Prospectus, dated                     , 2011 (as the same may be amended or supplemented from time to time, the “Prospectus”), and the related Letter of Transmittal (which, together with the Prospectus, constitute the “Exchange Offer”), in connection with the offer by Case New Holland Inc., a Delaware corporation (the “Company”), to exchange the Company’s newly issued 7 7/8% Senior Notes due 2017 (collectively, the “New Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of the Company’s outstanding 7 7/8% Senior Notes due 2017 (collectively, the “Old Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2011, unless extended (the “Expiration Date”).

We are holding Old Notes for your account. An exchange of the Old Notes can be made only by us and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

Your attention is directed to the following:

1.            The forms and terms of each series of New Notes are the same in all material respects as the forms and terms of the applicable series of Old Notes (which they replace), except that the New Notes have been registered under the Securities Act. Interest on the New Notes will accrue from the most recent date to which interest has been paid on the Old Notes, or, if no interest has been paid, from the issue date of the Old Notes.

2.            Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”), as set forth in certain interpretive letters addressed to third parties in other transactions, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act or a “broker” or “dealer” registered under the Securities Exchange Act of 1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder’s business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. However, the Company has not obtained a no-action letter specifically for this Exchange Offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If any holder is an affiliate of the Company, is a broker-dealer or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, that holder (a) cannot rely on the applicable interpretations of the staff of the SEC, including the position set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction and (c) in the European Economic Area, will not make an offer or sale which will require the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

3.            The Exchange Offer is not conditioned on any number or minimum aggregate principal amount of Old Notes being tendered, except that Old Notes may be tendered only in integral multiples of $1,000 in a minimum denomination of $2,000.

4.            Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange any New Notes for, any Old Notes and may terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under “The Exchange Offer — Conditions of the Exchange Offer” have occurred or exist or have not been satisfied.

5.            All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders and withdrawals of Old Notes will be determined by the Company in its sole discretion, which determination shall be final and binding.

6.            Tendered Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

7.            Any transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 4 of the Letter of Transmittal.

You are urged to carefully review the Prospectus and Letter of Transmittal for important information about the Company and the Exchange Offer.

If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.

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